Exhibit 10.54

Infusion Brands International, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), by and among Infusion Brands International, Inc., a Nevada corporation (“Company”) and Shad Stastney (“Employee”), is hereby entered into as of August 1, 2013.

In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound and to supersede all previous employment agreements, hereby agree as follows:

1. EMPLOYMENT AND DUTIES.

(a) Subject to the terms and conditions of this Agreement, the Company hereby employs Employee as Chief Strategy Officer of the Company. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of such position and will report directly to the Chief Executive Officer of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(b) hereof, agrees to devote Employee’s full business time, attention and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

(b) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

2. TERM. The Company employs Employee for a period commencing the date hereof and ending on the third anniversary of the date hereof (the “Term”), subject to termination prior to such date pursuant to Section 6 hereof. Sixty (60) days prior to the end of the Term (or any renewal term), either the Company or Employee may give notice to the other of its determination not to renew this Agreement. If a notice of non-renewal is not delivered, this Agreement will automatically continue in effect for a successive two (2) year renewal term subject to termination prior to such date pursuant to Section 5·hereof. If such notice of non-renewal is given by any party, then Employee’s employment will terminate at the end of such term (or on such other date as the parties mutually agree).

3.	COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

(a) Base Salary. The base salary payable hereunder to Employee shall equal $175,000 per year, (i) accrued as a liability but not paid until such time as Vicis Capital Master Fund has exited its investment in the Company, and thereafter (ii) payable on a regular basis in accordance with the Company’s standard payroll procedures but not less than monthly. Such salary shall automatically increase as of each anniversary of this agreement by 5%. In addition, on at least an annual basis, the Company’s Board of Directors (the “Board”), together with the Compensation Committee of the Company’s Board, if any, will review Employee’s performance and may make additional increases to such base salary if, in its discretion, any such additional increase is warranted.

(b) Executive Perquisites, Benefits, And Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i) Payment of all premiums for coverage for Employee under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, to the extent permitted by law with triggering any penalties or taxes on either the Company or Employee under the Patient Protection and Affordable Care Act and/or Internal Revenue Code. The benefits provided to Employee under this clause (i) shall be at least equal to such benefits provided to executives or employees in similar positions at the Company.

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(ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee’s services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(iii) The Company shall provide Employee with other executive perquisites (including, but not limited to, participation in the Company’s Long-Term Incentive Plan) as may be available to or deemed appropriate for Employee by the Board and participation in all other Company-wide employee benefits as available from time to time. Employee shall be entitled to 3 weeks of vacation per year in addition to all Federal and religious holidays.

(iv) Bonus: On not less than an annual basis, the Board of Directors will determine whether the Company will pay you additional incentive bonus based on performance results, at the Board of Directors sole discretion. Such bonus may be in the form of cash, stock options, restricted stock or stock equivalents, or any combination thereof, at the Board’s sole discretion.

4. NON-COMPETITION AND NON-SOLICITATION.

(a) Employee acknowledges that during the course of Employee’s employment Employee will receive confidential and proprietary information from and concerning the Company. Employee also acknowledges that the Company will make substantial investments in the development of the Company’s goodwill and in Employee’s professional development. The capital expended to develop this goodwill directly benefits Employee and should continue to do so in the event that the relationship between the Company and Employee is terminated. Likewise, the Company has conferred and will confer a direct economic benefit on Employee. Employee agrees that the Company is entitled to protect these business interests and investments and to prevent Employee from using or taking advantage of the foregoing economic benefits to the Company’s detriment.

(b) Employee agrees that, except for services and duties performed for or on behalf of the Company according to this Agreement, Employee will not, during the period of Employee’s employment with the Company, and for a period (the “Restricted Period”) of two (2) years immediately following the termination of Employee’s employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, association, enterprise, venture or business of whatever nature:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, lender or in a managerial capacity, whether as an employee, independent contractor, agent. consultant or advisor or as a sales representative, or similar business in direct competition with those aspects of the business of the Company or any subsidiary of the Company, with which Employee has had any involvement, within United States of America, Canada and all other countries in which customers of the Company have access to the world wide web (the “Territory”);

(ii) solicit any person who is, at that time, or who has been within one (I) year prior to that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

(iii) solicit any person or entity which is, at that time, or which has been within one (I) year prior to that time, a customer, doctor, service provider or supplier of the Company for the purpose of soliciting or selling products or services in direct competition with those aspects of the business of the Company or any subsidiary of the Company with which Employee has had any involvement, within the Territory; or

(iv) solicit any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor or potential competitor, which candidate was, to Employee’s knowledge, either called upon by the Company or for which the Company made an acquisition analysis, for the purpose of acquiring such entity. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

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(c) In recognition of the substantial nature of such potential damages and the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which they would have no other adequate remedy, Employee agrees that in the event of breach by Employee of the foregoing covenant, the Company shall be entitled to specific performance of this provision and co-injunctive and other equitable relief.

(d) It is agreed by the parties that the foregoing covenants in this paragraph 4 impose a reasonable restraint on Employee in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this Agreement, whether before or after the date of termination of the employment of Employee.

(e) All of the covenants in this paragraph 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Further, this paragraph 4 shall survive the termination of this Agreement and the termination of Employee’s employment with the Company. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this paragraph 4, during which the agreements and covenants of Employee made in this paragraph 4 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph 4, and that such period shall terminate upon Company’s failure to pay its obligation pursuant to Section 5 below (which obligations shall remain payable regardless of the termination of this paragraph 4).

5. TERMINATION; RIGHTS ON TERMINATION. This Agreement and Employee’s employment may be terminated by the Employer for any one of the following causes, with the applicable payment obligations in each case:

(a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee’s estate, heirs or other descendants or representatives. Any outstanding but unvested stock, options, or stock equivalents will vest or accelerate immediately, will be the property of the estate, heirs or other descendants, and may be exercised pursuant to section 7 below.

(b) Disability. If as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from Employee’s full-time duties hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of three (3) month period, but which shall not be effective earlier than the last day of three (3) month period), the Company may terminate Employee’s employment hereunder provided Employee is unable to resume Employee’s full-time duties at the conclusion of such notice period. Also, Employee may terminate Employee’s employment hereunder if his health should become impaired to an extent that makes the continued performance of Employee’s duties hereunder hazardous to Employee’s physical or mental health or life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee’s doctor and such doctor shall have concurred in the conclusion of Employee’s doctor. In the event this Agreement is terminated as a result of Employee’s disability, Employee shall receive from the Company Employee’s base salary at the rate then in effect, payable at the Company’s regular and customary intervals for the payment of salaries as then in effect, less any amounts Employee might receive under the Company’s disability insurance policy, if any, for the greater of (i) whatever time period is remaining under the Term, and (ii) the Employee’s Restricted Period. Any outstanding but unvested stock, options, or stock equivalents will vest or accelerate immediately, will be the property of the estate, heirs or other descendants, and may be exercised pursuant to section 7 below.

(c) Cause. The Company may, in its sole and absolute discretion, terminate the employment of Employee hereunder immediately upon after delivery of written notice to Employee, or at such later time as the Company may specify in such notice, for “Cause.” As used in this Agreement “Cause” includes, but is not limited to, the following: (1) Employee’s willful and material breach of this Agreement; (2) Employee’s gross negligence in the performance. or intentional nonperformance, (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee’s material duties and responsibilities hereunder; (3) Employee’s willful dishonesty or fraud in the business or affairs of the Company; (4) Employee’s conviction of a felony crime; (5) chronic alcohol or illegal drug abuse by Employee; (6) Employee’s willful injury to any independent contractor, employee or agent of the Company, or to any other person in the course of Employee’s performance of services for the Company; (7) in the judgment of the Board of Directors, the Employee sexually harassing any employee, agent or contractor of the Company or committing any act which otherwise creates an offensive work environment for employees, agents or contractors of the Company; or (8) Employee’s misappropriation of Company funds.

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The Company shall not be limited to termination as a remedy for any damaging, injurious, improper or illegal act by Employee, but may also seek damages, injunction, or such other remedy as the Company may deem appropriate under the circumstances. If Employee’s employment is terminated for Cause, Employee agrees to vacate the Company’s offices on or before the effective date of the termination and to return and deliver to the Company at such time all Company property. In the event of a termination for Cause, as enumerated above, Employee shall have no right to any severance compensation.

(d) Without Cause. The Company may, without Cause, terminate this Agreement and Employee’s employment, effective ninety (90) days after written notice is provided by the Company to Employee. Employee may only be terminated without Cause by the Company during the Term hereof if such termination is approved by a majority of the members of the Board. Should Employee be terminated by the Company without Cause during the initial Term or any renewal term, Employee shall be entitled to receive from the Company severance equal to the greater of (i) the remaining Term under this Agreement, giving effect any past renewals thereof, but without assuming any additional renewals, and (ii) the Restricted Period, and all unvested stock, stock equivalents or stock options shall immediately vest in full and become free and clear of any Company-imposed restrictions. The severance compensation shall be paid in accordance with the Company’s standard payroll procedures but not less than monthly.

If Employee resigns, Employee shall receive no severance compensation.

(e) Termination Upon Change In Control. Any termination of the Employee’s employment by Company hereunder for any reason, with or without Cause, within 360 days after the occurrence of a “Change in Control” as specified in Section 5(e)(A) hereof, shall be deemed a termination ‘‘without Cause” and shall be treated as provided in paragraph (d) above. In addition, and notwithstanding anything to the contrary herein, if Employee resigns within 360 days after the occurrence of a “Change in Control” as specified in Section 5(e)(A) hereof, such resignation shall be deemed a termination “without Cause” and shall be treated as provided in paragraph (d) above only if such resignation follows one of the following conditions which arises without Employee’s consent and which occurs in connection with or following the Change in Control: (i) a material diminution in the nature or scope of Employee’s responsibilities, duties, authority or compensation or (ii) the relocation of Employee’s principal place of business to a location that is in excess of 50 miles from Employee’s current place of business; provided, however, that Employee provides the Company (or its acquirer, if such resignation occurs after a Change in Control) with at least 30 days prior written notice of his intent to resign and the alleged violation(s) is not remedied within the 30-day period.

(A) For purposes of this Agreement, a “Change in Control” shall mean:

(i) The acquisition (other than by or from the Company), at any time after the date hereof, by any person, entity or “group” acquiring 51% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (together with such common stock, “Voting Securities”): or

(ii) Approval by the shareholders of the Company of a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities.

(f) Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company’s obligations under paragraph 10 hereof and Employee’s obligations under paragraphs 4, 5, 8, 9 and 11 hereof shall survive such termination in accordance with their terms. Further, unless Employee and the Company otherwise agree in writing, upon termination of this Agreement for any reason, Employee will immediately resign from all directors, officer or other positions held with the Company.

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(g) If termination of Employee’s employment arises out of the Company’s failure to pay Employee the amounts to which he is entitled under this Agreement or as a result of any other material breach of this Agreement by the Company, as determined pursuant to the provisions of paragraph 16 below, the Company shall pay all amounts and damages to which Employee may he entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee’s rights hereunder. Further, none of the provisions of paragraph 4 hereof shall apply in the event this Agreement is terminated as a result of a material breach by the Company.

6. RESERVED.

7. PURCHASE RIGHT ON EMPLOYEE’S STOCK AND OPTIONS. Upon (i) death or retirement of Employee, or (ii) the Company’s termination of Employee’s employment with the Company by reason of Disability, Employee or next of kin will have (90) days to exercise any outstanding vested options.

8. COMPANY PROPERTY; INVENTIONS.

(a) All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Employee by or on behalf of the Company or their representatives, vendors, or customers which pertain to the business of the Company shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of the Company which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee’s employment.

(b) Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which Employee conceives as a result of Employee’s employment by the Company. Employee hereby assigns and agrees to assign all of Employee’s interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

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9. CONFIDENTIALITY AND PROPRIETARY INFORMATION.

(a) Acknowledgement. Employee acknowledges and agrees that in the course of rendering services to the Company and its customers, Employee will have access to and will become acquainted with confidential and proprietary information about the professional, business and financial affairs of the Company, its affiliates and its vendors, suppliers and customers, and that Employee may have contributed to or may in the future contribute to such information. Employee further recognizes that Employee is being employed as a key employee, that the Company is engaged in a highly competitive business, and that the success of the Company in the marketplace and business depends upon its goodwill and reputation for integrity, quality and dependability. Employee recognizes that in order to guard the legitimate interests of the Company it is necessary for the Company to protect all such confidential and proprietary information, goodwill and reputation.

(b) Proprietary Information. In the course of Employee’s service to the Company, Employee may have access to confidential knowhow, business documents or information, marketing data, client lists and trade secrets which are confidential. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence which come within the scope of the business activities of the Company as to which Employee has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by Employee alone or with others during the period of his service to the Company, and whether or not conceived or developed during regular working hours. “Proprietary Information” shall not include any information which is in the public domain during the period of service by Employee or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by Employee in violation of this Agreement,

(c) Fiduciary Obligations. Employee agrees and acknowledges that the Proprietary Information is of critical importance to the Company and a violation of this Section 8 will seriously and irreparably impair and damage the Company’s business. Employee therefore agrees, while he is an employee of the Company and at all times thereafter, to keep all Proprietary Information strictly confidential.

(d) Non-Disclosure. Except as required by law or order of any court or governmental entity or in connection with the proper performance of his duties hereunder, Employee shall not disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) the Company, (b) persons who are authorized employees of the Company at the time of such disclosure, (c) such other persons, including prospective investors or lenders, to whom Employee has been instructed to make disclosure by the Company’s Board, or (d) Employee’s counsel, so long as such counsel agrees to keep all Proprietary Information confidential (in the case of clauses (b) and (c), only to the extent required in the course of Employee’s service to the Company). Upon any termination of Employee’s employment hereunder, Employee shall deliver to the Company all notes, letters, documents, tapes, discs, recorded data and records which may contain Proprietary Information which are then in Employee’s possession or control and shall not retain, use or make any copies, summaries or extracts thereof.

10. INDEMNIFICATION. In the event Employee is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Employee), by reason of the fact that Employee is or was performing services under this Agreement or as a Director of the Company, then the Company shall indemnify Employee against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel. Further, while Employee is expected at all times to use Employee’s best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.

11. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of Employee’s duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including but not limited to attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

Employee has and will continue to truthfully disclose to the Company the following matters, whether occurring, at any time during the five (5) years immediately preceding the date of this Agreement or at any time during the term of this Agreement:

(1) any criminal complaint, indictment or criminal proceeding in which Employee is named as a defendant;

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(2) any allegation, investigation, or proceeding, whether administrative, civil or criminal, against Employee by any licensing authority or industry association relating to the business of the Company; and

(3) any allegation, investigation or proceeding, whether administrative, civil, or criminal, against Employee for violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to the business of the Company.

12. ASSIGNMENT; BINDING EFFECT. This Agreement shall inure to the benefit of and be binding on Employee and the Company and Employee’s and the Company’s respective heirs, successors and assigns; provided, however, that Employee shall have no right to assign Employee’s rights or duties under this contract to any other person. In the event of the sale, merger or consolidation of the Company, Employee specifically agrees that the Company may assign the Company’s rights and obligations hereunder to the Company’s successor, assign or purchaser. In addition, and in any event, the Company may, at any time, assign the Company’s rights and obligations under this Agreement to any person that is an affiliate of the Company or to any person which, after any such assignment, employs at least 50% of the employees employed by the Company immediately prior to the assignment.

13. COMPLETE AGREEMENT; AMENDMENTS. This Agreement supersedes any other agreements or understandings, written or oral, among the Company and Employee, and Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a written instrument signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

14. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Infusion Brands International, Inc.
14375 Myerlake Circle
Clearwater, FI. 33760

To Employee:	Shad Stastney
14375 Myerlake Circle
Clearwater, FL 33760

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, in any other case, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 14.

15. SEVERABILITY. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. Employee and the Company agree and acknowledge that the provisions of paragraphs 4 and 9 are material and of the essence to this Agreement. If the scope of any restriction or covenant contained therein should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained therein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained therein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

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16. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement or Employee’s employment with the Company (or any termination thereof) shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Hillsborough County, Florida, in accordance with the rules of the American Arbitration Association then in effect. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company shall pay the reasonable fees and expenses of any arbitration proceeding in connection with this Agreement.

17. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Florida.

18. HEADINGS. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of the Agreement or of any part hereof.

19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date first above written.

The Company:
Infusion Brands International, Inc.

By:___________________________
Name:
Title:

Employee:

______________________
Shad Stastney

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EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT

This AMENDMENT is made and entered into as of the 28th day of March 2014, by and between Infusion Brands, Inc., a Nevada corporation (the “Company”), and Shad Stastney (the “Executive”).

WHEREAS, Infusion Brands International, Inc. and Executive previously entered into an Employment Agreement dated s of August 1, 2013 (the “Employment Agreement”); and

WHEREAS, the rights and obligations of Infusion Brands International, Inc. under the Employment Agreement were assigned as permitted thereby and in accordance with the terms thereof to infusion Brands, Inc. on or about March 27, 2014; and

WHEREAS, the Company and executive wish to amend the Employment Agreement to extend its term; and

WHEREAS, the Executive wishes to waive any rights he or she might have to severance payments and other benefits under the Employment Agreement if he or she voluntarily resigns within 360 days after certain recent transactions.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.               Section 2 of the Employment Agreement is hereby amended by replacing the first sentence with the following:

“The Company employs Employee for a period commencing the date hereof and ending on June 15, 2018 (the “Term”), subject to termination prior to such date pursuant to Section 5 hereof.”

2.               To the extent that the transactions described in (a) that certain Agreement and Plan of Merger by and among As Seen On TV, Inc., Infusion Brands International, Inc., Infusion Brands, Inc. and certain related entities dated on or about April 1, 2014, (b) that certain Securities Purchase, Exchange and Redemption Agreement by and between Infusion Brands International, Inc. and Vicis Capital Master Fund and related agreements, and/or (c) that certain Amended and Restated RFL, Enterprises and Infusion Agreement and the transactions contemplated thereby would constitute a Change in Control under the Employment Agreement, the Executive hereby waives any severance pay or acceleration of vesting on unvested stock, stock equivalents or stock options that Executive would otherwise be entitled to if, within 360 days following such Change in Control, Executive resigns for the reasons set forth in Section 5(e) of the Employment Agreement or is terminated for Cause as defined in Section 5(c) of the Employment Agreement.

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IN WITNESS WHEREOF, the Executive has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officer, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.

Infusion Brands, Inc.	Executive:

By:_______________	________________
Name:	Shad Stastney
Title:

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